Exhibit 99.1

Optimer Pharmaceuticals Appoints Stephen Webster as Chief Financial Officer

SAN DIEGO, June 5, 2012—Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced the appointment of Stephen Webster as Chief Financial Officer. Mr. Webster will be responsible for directing Optimer’s financial strategy, accounting and investor relations functions.

“Stephen has a broad background in the biotech industry, serving in roles within financial institutions and overseeing key financial functions within biotech organizations,” said Pedro Lichtinger, President and CEO of Optimer. “His experience and leadership will be invaluable to Optimer as we continue to execute on the commercialization of DIFICID® in the United States, Canada, Europe and additional priority regions around the world.”

Prior to joining Optimer, Mr. Webster served as Chief Financial Officer of Adolor Corporation until its sale to Cubist Pharmaceuticals, Inc. From 2007 until joining Adolor in 2008, Mr. Webster was Managing Director, Investment Banking Division, Health Care Group for Broadpoint Capital (formerly First Albany Capital). Previously, he served as co-founder, President and Chief Executive Officer for Neuronyx, Inc. From 1987 to 2000, he served in positions of increased responsibility including as Director, Investment Banking Division, Health Care Group for PaineWebber Incorporated. He received his A.B. in Economics cum laude from Dartmouth College and his Master of Business Administration in Finance from The Wharton School, The University of Pennsylvania.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a global biopharmaceutical company focused on developing and commercializing innovative hospital specialty products that have a positive impact on society. Optimer developed and commercialized DIFICID® (fidaxomicin) tablets, an FDA-approved antibacterial drug for the treatment of adult patients with Clostridium difficile-associated diarrhea (CDAD). Optimer has also received marketing authorization for fidaxomicin tablets in the European Union under the trade name DIFICLIR™. The company is seeking marketing authorization for fidaxomicin in Canada and is exploring marketing authorization in other parts of the world where C. difficile has emerged as a serious health problem, including Asia. Additional information can be found at http://www.optimerpharma.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the future roles and contributions of Mr. Webster at Optimer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to Optimer’s ability to obtain additional regulatory approvals for and successfully commercialize DIFICID, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts
Optimer Pharmaceuticals, Inc.
David Walsey, Vice President, Investor Relations and Corporate Communications
858-964-3418

Canale Communications, Inc.
Jason I. Spark, Senior Vice President
619-849-6005